EXHIBIT 99.2
PLATINUM UNDERWRITERS FINANCE, INC.
PLATINUM UNDERWRITERS HOLDINGS, LTD.
Offer to Exchange
Any and all outstanding
Series A 6.371% Senior Guaranteed Notes due 2007
for
Series B 6.371% Senior Guaranteed Notes due 2007
which have been registered under the Securities Act of 1933
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
[                        ], 2005, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.
[                    ], 2005
To Brokers, Dealers, Commercial Banks, Trust
Companies and other Nominees:
      As described in the enclosed Prospectus dated [                    ], 2005 (the “Prospectus”) of Platinum Underwriters Finance, Inc. (“Platinum Finance”) and Platinum Underwriters Holdings, Ltd. (“Platinum Holdings”), and form of Letter of Transmittal (the “Letter of Transmittal”), Platinum Finance is offering to exchange up to $137,500,000 aggregate principal amount of outstanding Series A 6.371% Senior Guaranteed Notes due 2007 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings (collectively, the “Outstanding Notes”), for up to $137,500,000 aggregate principal amount of Series B 6.371% Senior Guaranteed Notes due 2007 issued by Platinum Finance and unconditionally guaranteed by Platinum Holdings, which have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”) (the “Exchange Offer”). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus, and the Exchange Notes will not be subject to any increase in annual interest rate. The Exchange Offer is being made in order to satisfy certain obligations of Platinum Finance and Platinum Holdings contained in the Exchange and Registration Rights Agreement dated as of August 16, 2005 among Platinum Finance, Platinum Holdings and Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agents. Platinum Finance will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.
      Platinum Finance and Platinum Holdings will not pay any fees or commissions to you for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. However, you will be reimbursed by Platinum Finance and Platinum Holdings for customary and reasonable mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients, including the reasonable expenses of overnight courier services. Platinum Finance and Platinum Holdings will pay all transfer taxes, if any, applicable to the tender of the Outstanding Notes to Platinum Finance or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

      For your information and for forwarding to your clients for whom you hold the Outstanding Notes held of record in your name or in the name of your nominee, enclosed are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use and for the information of your clients, together with a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3. A form of Notice of Guaranteed Delivery; and

4. A printed form of letter, including a Letter of Instructions, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes held of record in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions regarding the Exchange Offer.
      To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and certificates representing the Outstanding Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.
      If a registered holder of Outstanding Notes desires to tender, but such Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures”.
      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.
      Any inquiries you may have with respect to the Exchange Offer should be addressed to JPMorgan Chase Bank, N.A., the exchange agent for the Exchange Offer, at their address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the exchange agent.

Very truly yours,

Platinum Underwriters Finance, Inc.
Platinum Underwriters Holdings, Ltd.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PLATINUM FINANCE OR PLATINUM HOLDINGS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.

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